ARTICLES SUPPLEMENTARY
                                       OF
                          SHORT TERM INCOME FUND, INC.

         Short Term Income Fund, Inc., a Maryland Corporation having its principal office in the State of Maryland in the City of Baltimore (hereinafter called the "Corporation" or the "Fund"), certifies to the Department of Assessments and Taxation of Maryland that:

(1) The following is a description of the stock, including the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption, as set and changed by the board of directors:

                  The series of the Fund are subdivided into the following classes of stock: (i) the Money Market Portfolio is subdivided into three classes of stock -Class A, Class B and First Southwest Prime Income Fund Class ("First Southwest Class"); and (ii) the U.S. Government Portfolio is subdivided into three classes of stock - Class A, Class B, and the Total Resource Account ("TRA") Class of Shares. Each share, regardless of class, will represent an interest in the same portfolio of investments and will have identical voting, dividend, liquidation and other rights, preferences, powers, restrictions, limitations, qualifications, designations and terms and conditions as set forth in the Corporation's Articles of Incorporation, as amended, except that (i) the Class A, Class B, TRA Class and First Southwest Class shares will have different designations; (ii) only the Class A, TRA Class and First Southwest Class shares will be assessed a service fee pursuant to the Rule 12b-1 Distribution and Service Plan applicable to the Class A and Class B shares and the Rule 12b-1 Distribution and Service Plans applicable to the TRA and First Southwest Classes of shares, respectively (the "12b-1 Plans") of the Fund equal to 0.25% of the average daily net assets of the Class A, TRA Class and First Southwest Class shares, respectively; (iii) only the First Southwest Class shares will be assessed a distribution fee pursuant to its 12b-1 Plan equal to 0.25% of the average daily net assets of such Class; (iv) only the holders of the Class A, TRA Class and First Southwest Class shares will be entitled to vote on matters pertaining to the 12b-1 Plans and any related agreements in accordance with provisions of Rule 12b-1 of the Investment Company Act of 1940; and (v) the exchange privilege will permit stockholders to exchange their shares only for shares of the same class of designated funds listed in an exchange fund.


                  The Class A, TRA Class and First Southwest Class shares will bear the service fees and the First Southwest Class shares will bear the distribution fees, under the 12b-1 Plans. As a result, the net income of and the dividends payable to the First Southwest Class shares will be lower than

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                  the net income of and dividends payable to the Class A and TRA
                  Class shares which in turn will be lower than the net income of and dividends payable to the Class B shares. Dividends paid to each class of shares of the Fund will, however, be declared and paid on the same days at the same times and, except as noted with respect to the service and/or distribution fees payable under the 12-1 Plans, will be determined in the same manner and paid in the same amounts.

(2) The Corporation's stock has been reclassified by the Corporation's board of directors under the authority contained in Article Fifth of the Corporation's Articles of Incorporation, as amended.

         IN WITNESS WHEREOF, Short Term Income Fund, Inc. has caused these Articles Supplementary to be signed in its name and on its behalf by its President and attested by its Secretary, on April 18, 2002.

                                           SHORT TERM INCOME FUND, INC.


                                           By: /s/Steven W. Duff
                                               ------------------
                                               Steven W. Duff
                                               President


Attest:
/s/Rosanne Holtzer
------------------
Rosanne Holtzer
Secretary

         THE UNDERSIGNED, President of SHORT TERM INCOME FUND, INC., who executed on behalf of said Corporation the foregoing Articles Supplementary, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said Corporation, the foregoing Articles Supplementary to be the corporate act of said Corporation and further certifies that, to the best of his knowledge, information, and in all material respects, under the penalties of perjury.


                                            SHORT TERM INCOME FUND, INC.



                                            By: /s/Steven W. Duff
                                                -----------------
                                                Steven W. Duff
                                                President